Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in Amendment No. 1 to this Registration Statement 333-109048 of Church & Dwight Co., Inc. on Form S-3 of our reports dated March 10, 2003 (which express an unqualified opinion and include an explanatory paragraph concerning the Company’s change in its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142), included in the Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2002 and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

December 5, 2003